Exhibit 10.3

EXECUTION VERSION

BROOKFIELD ASSET MANAGEMENT INC.

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BROOKFIELD PROPERTY REIT INC.

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BPR OP, LP

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BROOKFIELD GLOBAL PROPERTY ADVISOR LIMITED

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BROOKFIELD PROPERTY GROUP LLC

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BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL

ADVISER US, LLC

MASTER SERVICES AGREEMENT

August 27, 2018

[BPR MSA]

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Headings and Table of Contents	7
1.3	Interpretation	7
1.4	Actions by the Service Providers or the Service Recipients	8
1.5	Generally Accepted Accounting Principles	8
1.6	Invalidity of Provisions	8
1.7	Entire Agreement	9
1.8	Waiver, Amendment	9
1.9	Governing Law	9

ARTICLE 2 APPOINTMENT OF THE SERVICE PROVIDERS		9
2.1	Appointment and Acceptance	9
2.2	Other Service Providers	10
2.3	Subcontracting and Other Arrangements	10

ARTICLE 3 SERVICES AND POWERS OF THE SERVICE PROVIDERS		10
3.1	Services	10
3.2	Supervision of the Service Providers’ Activities	12
3.3	Restrictions on the Service Providers	12
3.4	Errors and Omissions Insurance	12
3.5	Responsibility for Certain Services	12

ARTICLE 4 RELATIONSHIP BETWEEN THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS		13
4.1	Other Activities	13
4.2	Exclusivity	13
4.3	Independent Contractor, No Partnership, Joint Venture or Agency	13

ARTICLE 5 MANAGEMENT AND EMPLOYEES		14
5.1	Management and Employees	14
5.2	Compensation Charges	14

ARTICLE 6 INFORMATION AND RECORDS		14
6.1	Books and Records	14
6.2	Examination of Records by the Service Recipients	15
6.3	Access to Information by Service Provider Group	15
6.4	Additional Information	16

ARTICLE 7 FEES AND EXPENSES		16
7.1	Net Base Management Fee and Base Management Fee Adjustment	16
7.2	Currency	16
7.3	Computation and Payment of Net Base Management Fee	17
7.4	Failure to Pay When Due	17
7.5	Expenses	17
7.6	Governmental Charges	18
7.7	Computation and Payment of Expenses and Governmental Charges	19

ARTICLE 8 BROOKFIELD’S OBLIGATION AND CONSENT RIGHT		19
8.1	Provision of Services to the Service Recipients	19
8.2	Consent to Issuance of Class A Stock	19

ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS		19
9.1	Representations and Warranties of the Service Providers	19
9.2	Representations and Warranties of the Service Recipients	20

ARTICLE 10 LIABILITY AND INDEMNIFICATION		21
10.1	Indemnity	21
10.2	Limitation of Liability	22
10.3	Benefit to all Indemnified Parties	23
10.4	No Waiver	23

ARTICLE 11 TERM AND TERMINATION		23
11.1	Term	23
11.2	Termination by the Service Recipients	23
11.3	Termination by the Service Providers	24
11.4	Survival Upon Termination	25
11.5	Action Upon Termination	25
11.6	Release of Money or other Property Upon Written Request	25

ARTICLE 12 GENERAL PROVISIONS		26
12.1	Limited Liability of Limited Partners	26
12.2	Assignment	26
12.3	Enurement	27
12.4	Notices	27
12.5	Further Assurances	29
12.6	Counterparts	29

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MASTER SERVICES AGREEMENT

THIS AGREEMENT made as of the 27th day of August, 2018.

B E T W E E N:

BROOKFIELD ASSET MANAGEMENT INC. (“Brookfield”), a corporation existing under the laws of the Province of Ontario

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BROOKFIELD PROPERTY REIT INC. (“BPR”), a Delaware corporation

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BPR OP, LP (“BPROP”), a Delaware limited partnership

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BROOKFIELD GLOBAL PROPERTY ADVISOR LIMITED (the “UK Service Provider”), a company incorporated under the laws of England

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BROOKFIELD PROPERTY GROUP LLC (the “US Service Provider”), a limited liability company formed under the laws of the State of Delaware

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BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER US, LLC (the “US Service Provider II”), a limited liability company formed under the laws of the State of Delaware

RECITALS:

A. The Service Recipients (as defined below) directly or indirectly hold interests in commercial property assets and will directly or indirectly acquire, from time to time, interests in other commercial property assets; and

B. BPR and BPROP wish to engage the Service Providers (as defined below) to provide or arrange for other members of the Service Provider Group (as defined below) to provide to the Service Recipients certain management and administration services, subject to the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended;

1.1.2 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.3 “Agreement” means this Master Services Agreement, as the same may be amended from time to time;

1.1.4 “Available Cash” means all cash and cash equivalents of the Service Recipients available for distribution by the Service Recipients determined at the sole discretion of the BPR Board, which, for greater certainty, (i) may not in all cases equal an amount of cash held by the Service Recipients after the payment of expenses, debt service obligations on any indebtedness and any other expense or reserve for any liability, working capital or capital expenditure and (ii) may include cash that has been borrowed by any of the Service Recipients;

1.1.5 “Base Management Fee” means, the base management fee, calculated quarterly in arrears, in an aggregate amount equal to 0.3125% (1.25% annually) of the Total Capitalization as of the last day of such Quarter;

1.1.6 “Base Management Fee Adjustment” has the meaning assigned thereto in Section 7.1.2;

1.1.7 “BPR” has the meaning assigned thereto in the preamble;

1.1.8 “BPROP” has the meaning assigned thereto in the preamble;

1.1.9 “BPR Board” means the board of directors of BPR;

1.1.10 “BPR Capital” means any Capital Commitment and/or (as the context requires) any Capital Contribution;

1.1.11 “BPR Group” means BPR, BPROP, the Operating Entities and any other direct or indirect Subsidiary of BPROP;

1.1.12 “BPY Fees” means the sum of the Base Management Fee (as defined and determined in accordance with in the BPY MSA) and the Equity Enhancement Distribution (as defined and determined in accordance with the Property Partnership LPA);

1.1.13 “BPY Group” has the meaning assigned thereto in the Property Partnership LPA;

1.1.14 “BPY MSA” means the second amended and restated master services agreement dated the date hereof, among, inter alia, Brookfield, Brookfield Property L.P., Brookfield Property Partners L.P., the Service Providers (as such term is defined in the BPY MSA), the Holding Entities (as such term is defined in the BPY MSA) and others, as amended from time to time;

1.1.15 “Brookfield” has the meaning assigned thereto in the preamble;

1.1.16 “Brookfield Fund” means any private investment entity, managed account, joint venture, consortium, partnership or investment fund established, sponsored or managed by a member of the Brookfield Group;

1.1.17 “Brookfield Group” means Brookfield, any of its Affiliates and any Brookfield Fund, but excludes any member of the BPR Group or BPY Group;

1.1.18 “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario, or the State of New York;

1.1.19 “Capital Commitment” means, with respect to any Operating Entity, at any time, the amount that a Service Recipient has committed at such time to contribute (either as debt or equity) to such Operating Entity as set forth in the terms of the subscription agreement or other underlying documentation with respect to such Operating Entity at or prior to such time;

1.1.20 “Capital Contribution” means, with respect to any Operating Entity, at any time, the amount of capital that a Service Recipient has contributed (either as debt or equity) to such Operating Entity at or prior to such time;

1.1.21 “Claims” has the meaning assigned thereto in Section 10.1.1;

1.1.22 “Class A Stock” means shares of Class A stock of BPR;

1.1.23 “Compensation Charge” has the meaning assigned thereto in Section 5.2;

1.1.24 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for greater certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning;

1.1.25 “Creditable Operating Entity Payment” means the proportion of each cash payment made by an Operating Entity to any member of the Brookfield Group, including any payment made in the form of a dividend, distribution or other profit entitlement, which the BPR Board determines to be comparable to the Base Management Fee that is attributable to the BPR Capital invested in or committed to that Operating Entity, as applicable; provided that the aggregate amount of any Creditable Operating Entity Payments made by such Operating Entity in respect of any such Quarter shall not exceed an amount equal to 0.3125% of the amount of the BPR Capital invested in such Operating Entity;

1.1.26 “Expense Statement” has the meaning assigned thereto in Section 7.7;

1.1.27 “Expenses” has the meaning assigned thereto in Section 7.5.2;

1.1.28 “Fair Market Value” means, with respect to a Class A Stock or Security, (i) if such Class A Stock or Security is listed on a stock exchange or public quotation system, the Trading Price of such Class A Stock or Security, as applicable, or (ii) if such Class A Stock or Security is not listed on a stock exchange or public quotation system, the fair market value of such Class A Stock or Security, as applicable, determined by the BPR Board;

1.1.29 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s), director(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, that serves a similar function (or if any such general partner or managing partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function), and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director;

1.1.30 “Governing Instruments” means (i) the memorandum of association and bye-laws in the case of any exempted company existing under the Laws of Bermuda, (ii) the certificate of incorporation, amalgamation or continuance, as applicable, and by-laws in the case of a corporation, (iii) the memorandum and articles of association in the case of a limited company, (iv) the partnership agreement in the case of a partnership, (v) the articles of formation and operating agreement in the case of a limited liability company, (vi) the trust instrument in the case of a trust and (vii) any other similar governing document under which an entity was organized, formed or created or operates, including any conflict guidelines or protocols in place from time to time;

1.1.31 “Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.32 “Governmental Charge” has the meaning assigned thereto in Section 7.6;

1.1.33 “Indemnified Party” has the meaning assigned thereto in Section 10.1.1;

1.1.34 “Indemnifying Party” has the meaning assigned thereto in Section 10.1.1;

1.1.35 “Independent Committee” means a committee of the BPR Board made up of directors that are “independent” of Brookfield and its Affiliates, in accordance with BPR’s Governing Instruments;

1.1.36 “Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day;

1.1.37 “Investment Advisory Services” means any recommendation to buy, sell, vote or take any similar action with respect to a Security;

1.1.38 “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law; and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.39 “Liabilities” has the meaning assigned thereto in Section 10.1.1;

1.1.40 “Net Base Management Fee” means the Base Management Fee, as adjusted pursuant to Section 7.1.2;

1.1.41 “Operating Entities” means, from time to time, the Persons in which BPROP, directly or indirectly, holds interests and that (i) directly hold real estate assets, or (ii) indirectly hold real estate assets but all of the interests of which are not held, directly or indirectly, by BPROP, other than, in the case of each of (i) and (ii), any Person in which BPROP, directly or indirectly, hold interests for investment purposes only of less than 5% of the outstanding equity securities of that Person;

1.1.42 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

1.1.43 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.44 “Principal Exchange” means the principal stock exchange or public quotation system (determined on the basis of aggregate trading volume for the prior four months) on which the Class A Stock or Securities, as applicable, are listed;

1.1.45 “Property Partnership LPA” means the second amended and restated limited partnership agreement of Brookfield Property L.P., dated the date hereof, as may be amended from time to time;

1.1.46 “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.47 “SEC” means the U.S. Securities and Exchange Commission;

1.1.48 “Security” shall have the meaning assigned thereto in the Advisers Act;

1.1.49 “Service Agreement Fee” means, in any Quarter, any cash payment, including any such payment made in the form of a dividend, distribution or other profit entitlement, which the Service Providers determine to be comparable to the Base Management Fee, and which is payable by a Service Recipient to a member of the Brookfield Group with respect to such Quarter;

1.1.50 “Service Provider Group” means the Service Providers and any member of the Brookfield Group that any Service Provider has arranged to provide the Services to any Service Recipient;

1.1.51 “Service Providers” means the UK Service Provider, the US Service Provider, the US Service Provider II and any other Affiliate of Brookfield that is appointed by the UK Service Provider, the US Service Provider, the US Service Provider II or any such Affiliate from time to time to act as a service provider pursuant to this Agreement;

1.1.52 “Service Recipients” means BPR and BPROP;

1.1.53 “Services” has the meaning assigned thereto in Section 3.1;

1.1.54 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests, or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.55 “Third Party Claim” has the meaning assigned thereto in Section 10.1.2;

1.1.56 “Total Capitalization” means with respect to any Quarter the sum of (i) the Fair Market Value of a Class A Stock multiplied by the number of Class A Stock issued and outstanding on the last trading day of such Quarter, plus (ii) for each class or series of security of other members of the BPR Group (excluding for this purpose any Operating Entity) that are not held by the BPR Group or the BPY Group, the Fair Market Value of a security of such class or series multiplied by the number of securities of such class or series issued and outstanding on the last trading day of such Quarter (calculated on a fully-diluted basis), plus (iii) the principal amount of all debt not captured by paragraph (ii) of this Section owed by each member of the BPR Group (excluding for this purpose any Operating Entity) on the last trading day of such Quarter to any Person that is not a member of the BPR Group or the BPY Group, which debt has recourse to any member of the BPR Group (excluding for this purpose any Operating Entity), less any amount of cash held by all members of the BPR Group (excluding for this purpose any Operating Entity) on such day;

1.1.57 “Trading Price” means, in any Quarter, with respect to any Class A Stock or Security that is listed on a stock exchange or public quotation system, the volume-weighted average trading price of such Class A Stock or Security, as applicable, on the Principal Exchange for the five trading days ending on the last trading day of such Quarter; provided that where the Trading Price of such Class A Stock or Security is calculated in any currency other than U.S. dollars, such amount will be converted to U.S. dollars for purposes of this Agreement in accordance with the applicable exchange rate, as determined by the Service Providers acting reasonably;

1.1.58 “UK Service Provider” has the meaning assigned thereto in the preamble;

1.1.59 “US Service Provider” has the meaning assigned thereto in the preamble; and

1.1.60 “US Service Provider II” has the meaning assigned thereto in the preamble.

1.2 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3 Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument will include, and will be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, to all amendments made to such statute, regulation, policy, rule or instrument, and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount will be determined or such action will be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in U.S. currency.

1.4 Actions by the Service Providers or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by any Service Provider or Service Recipient hereunder, the parties will be entitled to conclusively rely upon it having been given or taken, as applicable, if, such Service Provider or Service Recipient, as applicable, has communicated the same in writing.

1.5 Generally Accepted Accounting Principles

In this Agreement, references to “generally accepted accounting principles” mean the generally accepted accounting principles used by BPR in preparing its financial statements from time to time.

1.6 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.9 Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

APPOINTMENT OF THE SERVICE PROVIDERS

2.1 Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, the Service Recipients hereby appoint the Service Providers to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients. This appointment will be subject to each Service Recipient’s Governing Body’s supervision of the Service Providers and obligation to manage and control the affairs of such Service Recipient.

2.1.2 The Service Providers hereby accept the appointment provided for in Section 2.1.1 and agree to act in such capacity and to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2 Other Service Providers

Any Service Provider may, from time to time, appoint an Affiliate of Brookfield to act as a new Service Provider under this Agreement, effective upon the execution of a joinder agreement by the new Service Provider in the form set forth on Schedule A hereto.

2.3 Subcontracting and Other Arrangements

Any Service Provider may subcontract to any other member of the Service Provider Group or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other member of the Service Provider Group or any other of its Affiliates, and the Service Recipients hereby consent to any such subcontracting or arrangement; provided that the Service Providers will remain responsible to the Service Recipients for any Services provided by such other member of the Service Provider Group or Affiliate.

ARTICLE 3

SERVICES AND POWERS OF THE SERVICE PROVIDERS

3.1 Services

The Service Providers will provide or arrange for the provision by other members of the Service Provider Group of, and will have the exclusive power and authority to provide or arrange for the provision by other members of the Service Provider Group of, the following services (the “Services”) to the Service Recipients:

3.1.1 supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

3.1.2 providing overall strategic advice to the Service Recipients including advising with respect to the expansion of their business into new markets;

3.1.3 supervising the establishment and maintenance of books and records;

3.1.4 identifying and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

3.1.5 recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

3.1.6 recommending to the Service Recipients suitable candidates to serve on their Governing Bodies or the Governing Bodies of the Operating Entities;

3.1.7 making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the Operating Entities;

3.1.8 making recommendations with respect to the payment of dividends by the Service Recipients or any other distributions by the Service Recipients, including distributions by BPR to its shareholders;

3.1.9 monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant Governing Body;

3.1.10 attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant Governing Body;

3.1.11 supervising the making of all tax elections, determinations and designations, the timely calculation and payment of taxes payable and the filing of all tax returns due, by each Service Recipient;

3.1.12 supervising the preparation of the Service Recipients’ annual consolidated financial statements, quarterly interim financial statements and other public disclosure;

3.1.13 making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance, as the relevant member of the Service Provider Group and the relevant Governing Body may from time to time agree;

3.1.14 arranging for individuals to carry out the functions of the principal executive, accounting and financial officers for BPR only for purposes of applicable securities laws;

3.1.15 providing individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.16 providing advice, when requested, to the Service Recipients regarding the maintenance of compliance with applicable Laws and other obligations; and

3.1.17 providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

Notwithstanding any provision herein to the contrary, all Investment Advisory Services shall be provided by a Service Provider that is registered with the SEC as an investment adviser (including a Service Provider that is so registered in reliance on the SEC’s American Bar Association no action letter dated January 18, 2012).

3.2 Supervision of the Service Providers’ Activities

The Service Providers will, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and will only provide or arrange for the provision of such Services as such Governing Body may request from time to time and provided that the relevant Governing Body shall remain responsible for all investment and divestment decisions made by the Service Recipient.

3.3 Restrictions on the Service Providers

3.3.1 The Service Providers will, and will cause any other member of the Service Provider Group to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Service Recipients. If any Service Provider or any member of the Service Provider Group is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.3.2 In performing its duties under this Agreement, each member of the Service Provider Group will be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other professional advisors) and will be permitted to rely in good faith upon the direction of a Service Recipient’s Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Service Providers will refer to the Governing Body.

3.4 Errors and Omissions Insurance

The Service Providers will, and will cause, any other member of the Service Provider Group to, at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the members of the Service Provider Group under this Agreement and in an amount which is comparable to that which is customarily maintained by such other Persons.

3.5 Responsibility for Certain Services

Notwithstanding any provision herein to the contrary:

3.5.1 the US Service Provider, the US Service Provider II and, subject to the remainder of this Section 3.5, the UK Service Provider shall be responsible for the provision of Services to BPR and BPROP;

3.5.2 the US Service Provider, the US Service Provider II and any other Affiliate of Brookfield that is appointed by the US Service Provider, the US Service Provider II or such Affiliate pursuant to Section 2.2 shall be responsible for the provision of the Services described in Sections 3.1.1, 3.1.3, 3.1.5, 3.1.8-3.1.12 and 3.1.17 to BPR and BPROP and the UK Service Provider shall not be responsible for the provision of, nor shall it provide, any such Services; and

3.5.3 the US Service Provider, the US Service Provider II and any other Affiliate of Brookfield that is appointed by the US Service Provider, the US Service Provider II or such Affiliate pursuant to Section 2.2 shall be responsible for the provision of the Services to any Service Recipient that is not (i) an Affiliate of the UK Service Provider, or (ii) acting as principal, and the UK Service Provider shall not be responsible for the provision of, nor shall it provide, any such Services.

ARTICLE 4

RELATIONSHIP BETWEEN THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS

4.1 Other Activities

No member of the Service Provider Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Service Provider Group) will be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

4.2 Exclusivity

The Service Recipients will not, during the term of this Agreement, engage any other Person to provide any services comparable to the Services without the prior written consent of the Service Providers, which may be withheld in the absolute discretion of the Service Providers.

4.3 Independent Contractor, No Partnership, Joint Venture or Agency

The parties acknowledge that the Service Providers are providing or arranging for the provision of the Services hereunder as independent contractors and that the Service Recipients and the Service Providers are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Service Providers from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5

MANAGEMENT AND EMPLOYEES

5.1 Management and Employees

5.1.1 The Service Providers will arrange, or will arrange for another member of the Service Provider Group to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff will devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Service Provider Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2 Each of the Service Recipients will do all things reasonably necessary on its part as requested by any member of the Service Provider Group consistent with the terms of this Agreement to enable the members of the Service Provider Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Service Provider Group, and granting the Service Provider Group access to, the employees and contractors of the Service Recipients as any member of the Service Provider Group may from time to time request.

5.2 Compensation Charges

5.2.1 The parties acknowledge and agree that it may be desirable for employees and other personnel of any member of the BPR Group or the Brookfield Group to provide services not included in the Services to a member of the other group. In these cases, all or a portion of the compensation (including cash, options or other security-based compensation) paid or payable to employees or other personnel who devote a portion of their time to the provision of services to the other group may be allocated to a member of such other group (a “Compensation Charge”).

5.2.2 At the end of each calendar year, Brookfield and BPR agree to negotiate in good faith the terms of any Compensation Charge in respect of that calendar year; provided that the amount of any Compensation Charge allocated to a member of the BPR Group must be approved by the nominating and governance committee of the BPR Board.

ARTICLE 6

INFORMATION AND RECORDS

6.1 Books and Records

6.1.1 The Service Providers will, or will cause any other member of the Service Provider Group to, as applicable, maintain proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made.

6.1.2 The Service Recipients will maintain proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made.

6.2 Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Service Provider Group, the relevant member of the Service Provider Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 6.1.1. In addition, the Service Provider Group will make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives may from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients. Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Service Provider Group’s business in the ordinary course.

6.3 Access to Information by Service Provider Group

6.3.1 The Service Recipients will:

6.3.1.1 grant, or cause to be granted, to the Service Provider Group full access to all documentation and information, including all of the books, records, documents and financial and operating data of the Service Recipients required to be maintained under Section 6.1.2, necessary in order for the Service Provider Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Service Provider Group to provide the Services; and

6.3.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Service Provider Group, and promptly notify the appropriate member of the Service Provider Group of any material facts or information of which the Service Recipients is aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the BPR Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including the maintenance of proper financial records.

6.4 Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any member of the Service Provider Group or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the members of the Service Provider Group or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant member of the Service Provider Group will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant member of the Service Provider Group or any of its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE 7

FEES AND EXPENSES

7.1 Net Base Management Fee and Base Management Fee Adjustment

7.1.1 The Service Recipients hereby agree to pay as provided by this Article 7, during the term of this Agreement, the Net Base Management Fee, quarterly in arrears. The Net Base Management Fee will accrue commencing on the date hereof and will be pro-rated based on the number of days during the first Quarter in which this Agreement is in effect.

7.1.2 The amount of the Net Base Management Fee payable hereunder for any Quarter will be equal to the amount of the Base Management Fee reduced (the “Base Management Fee Adjustment”) by the following amounts, to the extent that such amounts have not previously reduced the amount of the Base Management Fee as a result of the application of the Base Management Fee Adjustment in a previous Quarter:

7.1.2.1 any Service Agreement Fees paid in or payable for that Quarter;

7.1.2.2 any Creditable Operating Entity Payments paid in or payable for that Quarter;

7.1.2.3 any Residual Creditable Operating Entity Payments (as defined and determined in the Property Partnership LPA) paid in or payable for that Quarter to the extent such amounts have not already been applied to reduce the BPY Fees for such Quarter; and

7.1.2.4 any Residual Equity Enhancement Adjustment (as defined and determined in the Property Partnership LPA) paid in or payable for that Quarter to the extent such amounts have not already been applied to reduce the BPY Fees for such Quarter.

7.2 Currency

For the purposes of Section 7.1.2 hereof, if a payment giving rise to a Base Management Fee Adjustment was denominated in a currency other than U.S. dollars, the amount of such payment will be converted to U.S. dollars for purposes of this Agreement in accordance with the applicable exchange rate, as determined by the Service Providers acting reasonably.

7.3 Computation and Payment of Net Base Management Fee

7.3.1 The Service Providers or another member of the Service Provider Group will compute each instalment and allocation of the Net Base Management Fee (including computation of the Base Management Fee Adjustment and by and to whom the Net Base Management Fee is payable) as soon as practicable, but in any event no later than 5 (five) Business Days, following the end of the Quarter with respect to which such instalment is payable. A copy of the computations and allocations made will thereafter, for informational purposes only, promptly be delivered to each Service Recipient by the relevant member of the Service Provider Group upon request. Payment of such instalment of the Net Base Management Fee shown therein will be due and payable no later than the forty-fifth (45th) day following the end of such Quarter.

7.3.2 For any Quarter in which the BPR Board determines that the Service Recipients have insufficient Available Cash to pay the Net Base Management Fee as well as the next regular distribution on the Class A Stock, the Service Recipients may elect to pay all or a portion of the Net Base Management Fee payable in such Quarter in Class A Stock, provided that any such election will be made within forty-five (45) days following the end of the applicable Quarter. If the Service Recipients elect to pay all or a portion of the Net Base Management Fee in Class A Stock, BPR will issue, and the applicable Service Provider hereby agrees to acquire, Class A Stock equal to the portion of the Net Base Management Fee elected to be paid in Class A Stock divided by the Fair Market Value of a Class A Stock the date the Service Recipients make such election (provided that no fractional Class A Stock will be issued, and such number will be rounded down to the nearest whole number with the remainder payable to the Service Providers in cash). In such case, BPR shall apply such payment against the subscription price for such Class A Stock.

7.3.3 If the Service Recipients elect to pay all or any portion of the Net Base Management Fee for any Quarter in Class A Stock, BPR will take or cause to be taken all appropriate action to issue such Class A Stock, including any action required to ensure that Class A Stock are issued in accordance with applicable Laws and listed on any applicable stock exchanges and public quotation systems.

7.4 Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Service Provider Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

7.5 Expenses

7.5.1 The Service Providers acknowledge and agree that the Service Recipients will not be required to reimburse any member of the Service Provider Group for the salaries and other remuneration of the management, personnel or support staff who provide the Services to such Service Recipients or overhead for such persons, other than as contemplated by Section 5.2.

7.5.2 Each of the Service Recipients will reimburse the relevant member of the Service Provider Group for all out-of-pocket fees, costs and expenses, including those of any third party (other than those contemplated by Section 7.5.1) (“Expenses”), incurred by the relevant member of the Service Provider Group in connection with the provision of the Services. Such Expenses are expected to include, among other things:

7.5.2.1 fees, costs and expenses relating to any debt or equity financing;

7.5.2.2 fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

7.5.2.3 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.5.2.4 amounts owed by the relevant member of the Service Provider Group under indemnification, contribution or similar arrangements;

7.5.2.5 fees, costs and expenses relating to financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other Persons who provide Services to a Service Recipient;

7.5.2.6 any other fees, costs and expenses incurred by the relevant member of the Service Provider Group that are reasonably necessary for the performance by the relevant member of the Service Provider Group of its duties and functions under this Agreement; and

7.5.2.7 fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or that is proposed to be made.

7.6 Governmental Charges

Without limiting Section 7.5, the Service Recipients will pay or reimburse the relevant member of the Service Provider Group for all sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement or the fees or other amounts payable hereunder, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any member of the Service Provider Group which are personal to such member of the Service Provider Group. Any failure by the Service Provider Group to collect monies on account of these Governmental Charges will not constitute a waiver of the right to do so.

7.7 Computation and Payment of Expenses and Governmental Charges

From time to time the Service Providers will, or will cause the other members of the Service Provider Group to, prepare statements (each an “Expense Statement”) documenting the Expenses and Governmental Charges to be reimbursed by the Service Recipients pursuant to this Article 7 and will deliver such statements to the relevant Service Recipient. All Expenses and Governmental Charges reimbursable pursuant to this Article 7 will be reimbursed by the relevant Service Recipient no later than the date which is 30 days after the receipt of an Expense Statement. The provisions of this Section 7.7 will survive the termination of this Agreement.

ARTICLE 8

BROOKFIELD’S OBLIGATION AND CONSENT RIGHT

8.1 Provision of Services to the Service Recipients

Brookfield’s sole obligation pursuant to this Agreement will be to use its commercially reasonable efforts to cause its Subsidiaries (other than any member of the BPR Group) to provide Services to the Service Recipients, as applicable, in accordance with the direction of the Service Providers. Brookfield’s obligations pursuant to this Section 8.1 shall terminate at such time that all of the Service Providers cease to be Affiliates of Brookfield.

8.2 Consent to Issuance of Class A Stock

Prior to the issuance by BPR of any Class A Stock, BPR shall obtain the written consent of Brookfield, which consent shall be provided or withheld in Brookfield’s sole discretion, provided that Brookfield shall deliver its written decision on whether or not to provide such consent within 10 Business Days of receiving a written request from BPR, in respect of such issuance. Brookfield shall be entitled to such consent right for as long as Brookfield is a party to the Rights Agreement with Wilmington Trust, National Association, dated as of April 27, 2018.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

OF THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS

9.1 Representations and Warranties of the Service Providers

Each of the Service Providers (or, as applicable, its general partner on its behalf) hereby represents and warrants to the Service Recipients that:

9.1.1 it (and, as applicable, its general partner) is validly organized and existing under the Laws governing its formation and existence;

9.1.2 it, or another member of the Service Provider Group, holds such Permits necessary to perform its obligations hereunder and is not aware of any reason why such Permits might be cancelled;

9.1.3 it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.1.4 it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.1.5 the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, as applicable, the Governing Instruments of its general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound;

9.1.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.1.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.2 Representations and Warranties of the Service Recipients

Each of the Service Recipients (or, as applicable, its general partner on its behalf) hereby represents and warrants to the Service Providers that:

9.2.1 it (and, as applicable, its general partner) is validly organized and existing under the Laws governing its formation and existence;

9.2.2 it, or the relevant Operating Entity, holds such Permits necessary to own and operate the assets that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

9.2.3 it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.2.4 it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.2.5 the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound;

9.2.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.2.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 10

LIABILITY AND INDEMNIFICATION

10.1 Indemnity

10.1.1 The Service Recipients (for the purposes of this Article 10, each an “Indemnifying Party”) hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless each member of the Service Provider Group, any of its Affiliates (other than any member of the BPR Group) and any directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing (each, an “Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.6; provided that no Indemnified Party will be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Indemnified Party, to have resulted from such Indemnified Party’s bad faith, fraud, wilful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

10.1.2 The Service Providers and the Service Recipients agree that if any action, suit, investigation, proceeding or Claim is made or brought by any third party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Indemnified Party for the time spent in connection therewith) and out of pocket expenses incurred in connection therewith will be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.

10.1.3 The Service Providers and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Indemnified Party in such case will notify the Indemnifying Party in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Indemnified Party will use its best efforts to provide copies of all relevant documentation to such Indemnifying Party and will keep the Indemnifying Party apprised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

10.1.4 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 10.1 will be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

10.1.5 The indemnity provided in this Section 10.1 will survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

10.2 Limitation of Liability

10.2.1 The Service Providers assume no responsibility under this Agreement other than to render the Services in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant member of the Service Provider Group, including as set forth in Section 3.2 hereof.

10.2.2 The Service Recipients hereby agree that no Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Indemnified Party’s bad faith, fraud, wilful misconduct, gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

10.2.3 The maximum amount of the aggregate liability of the Indemnified Parties pursuant to this Agreement will be equal to the amounts previously paid in respect of Services pursuant to this Agreement in the two most recent calendar years by the Service Recipients pursuant to Article 7.

10.2.4 For the avoidance of doubt, the provisions of this Section 10.2 will survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

10.3 Benefit to all Indemnified Parties

The Service Recipients hereby constitute the Service Providers as trustees for each of the Indemnified Parties of the covenants of the Service Recipients under this Article 10 with respect to such Indemnified Parties and the Service Providers hereby accept such trust and agree to hold and enforce such covenants on behalf of the Indemnified Parties.

10.4 No Waiver

U.S. federal and state securities laws impose liabilities under certain circumstances on Persons who act in good faith; nothing herein shall constitute a waiver or limitation of any rights which the Service Recipients may have, if any, under any applicable U.S. federal and state securities laws.

ARTICLE 11

TERM AND TERMINATION

11.1 Term

This Agreement will continue in full force and effect, in perpetuity, until terminated in accordance with Section 11.2 or Section 11.3.

11.2 Termination by the Service Recipients

11.2.1 The Service Recipients may, subject to Section 11.2.2, terminate this Agreement effective upon written notice of termination to the Service Providers without payment of any termination fee if:

11.2.1.1 any of the Service Providers defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Service Providers provide reasonable evidence to the Service Recipients that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period will be extended for a reasonable period satisfactory to the Service Recipients, acting reasonably, for the Service Providers to remedy the same;

11.2.1.2 any of the Service Providers engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

11.2.1.3 there is an event of any gross negligence on the part of any of the Service Providers in the performance of its obligations under this Agreement and such gross negligence results in material harm to the Service Recipients; or

11.2.1.4 each of the Service Providers makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.2.2 This Agreement may only be terminated pursuant to Section 11.2.1 by the BPR Board with the prior unanimous approval of the members of the Independent Committee.

11.2.3 Each of the Service Recipients hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of the BPR Group’s operations or any investment made by any member of the BPR Group on the recommendation of any member of the Service Provider Group.

11.3 Termination by the Service Providers

11.3.1 The Service Providers may terminate this Agreement effective upon written notice of termination to the Service Recipients without payment of any termination fee if:

11.3.1.1 any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Providers and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Service Recipients provide reasonable evidence to the Service Providers that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period will be extended for a reasonable period satisfactory to the Service Providers, acting reasonably, for the Service Recipients to remedy the same; or

11.3.1.2 any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.4 Survival Upon Termination

If this Agreement is terminated pursuant to this Article 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Section 7.4, Section 7.7, Article 10, Section 11.5 and Section 11.6.

11.5 Action Upon Termination

11.5.1 From and after the effective date of the termination of this Agreement, the Service Providers will not be entitled to receive the Base Management Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination.

11.5.2 Upon any termination of this Agreement, the Service Providers will forthwith:

11.5.2.1 after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

11.5.2.2 deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

11.5.2.3 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Service Provider Group.

11.6 Release of Money or other Property Upon Written Request

The Service Providers hereby agree that any money or other property of the Service Recipients or their Subsidiaries held by the Service Provider Group under this Agreement will be held by the relevant member of the Service Provider Group as custodian for such Person, and the relevant member of the Service Provider Group’s records will be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the relevant member of the Service Provider Group of a written request signed by a duly authorized representative of a Service Recipient requesting the relevant member of the Service Provider Group to release to the Service Recipient any money or other property then held by the relevant member of the Service Provider Group for the account of such Service Recipient under this Agreement, the relevant member of the Service Provider Group will release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 60 days following such request. The relevant member of the Service Provider Group will not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 11.6. Each Service Recipient will indemnify and hold harmless the relevant member of the Service Provider Group, any of its Affiliates (other than any member of the BPR Group) and any directors, officers, agents, subcontractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing from and against any and all Liabilities which arise in connection with the relevant member of the Service Provider Group’s release of such money or other property to the Service Recipient in accordance with the terms of this Section 11.6. Indemnification pursuant to this provision will be in addition to any right of such Persons to indemnification under Section 10.1 hereof. For the avoidance of doubt, the provisions of this Section 11.6 will survive termination of this Agreement. The Service Recipients hereby constitute the Service Providers as trustees for each Person entitled to indemnification pursuant to this Section 11.6 of the covenants of the Service Recipients under this Section 11.6 with respect to such Persons and the Service Providers hereby accept such trust and agree to hold and enforce such covenants on behalf of such Persons.

ARTICLE 12

GENERAL PROVISIONS

12.1 Limited Liability of Limited Partners

The parties acknowledge that BPROP is a limited partnership, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income.

12.2 Assignment

12.2.1 This Agreement will not be assigned by the Service Providers without the prior written consent of BPR, except in the case of assignment by any of the Service Providers to an Affiliate or to a Person that is its successor by merger, amalgamation or acquisition of the business of the Service Provider, in which case the Affiliate or successor will be bound under this Agreement and by the terms of the assignment in the same manner as such Service Provider is bound under this Agreement, and, in each case, such Service Provider and, if the assignee is not an Affiliate of Brookfield, Brookfield will be fully and forever released from all obligations arising under this Agreement with respect to such Service Provider other than those obligations that have arisen prior to such assignment taking effect. In addition, provided that the Service Providers provide prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement will preclude any pledge, hypothecation or other transfer or assignment of any of the Service Providers’ rights under this Agreement, including any amounts payable to the Service Providers under this Agreement, to a bona fide lender as security. In addition, nothing contained in this Section 12.2.1 will affect the Service Providers’ ability to enter into subcontracting and other arrangements pursuant to Section 2.3.

12.2.2 Notwithstanding Section 12.2.1, this Agreement will not be assigned (within the meaning of the Advisers Act) by any Service Provider that is registered with the SEC as an investment adviser without the prior written consent of BPR.

12.2.3 This Agreement will not be assigned by any of the Service Recipients without the prior written consent of the Service Providers, except in the case of assignment by a Service Recipient to a Person that is its successor by merger, amalgamation or acquisition of the business of the Service Recipient, in which case the successor will be bound under this Agreement and by the terms of the assignment in the same manner as the Service Recipient is bound under this Agreement, and, in each case, such Service Recipient will be fully and forever released from all obligations arising under this Agreement other than those obligations that have arisen prior to such assignment taking effect.

12.2.4 Any purported assignment of this Agreement in violation of this Section 12.2 will be null and void.

12.3 Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.4 Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

12.4.1 if to BPR:

Brookfield Property REIT Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York

10281-1023

Attention: General Counsel

12.4.2 if to BPROP:

BPR OP, LP

250 Vesey Street, 15th Floor

New York, New York

10281-1023

Attention: General Counsel

12.4.3 if to Brookfield:

Brookfield Asset Management Inc.

Suite 300, Brookfield Place

181 Bay Street, Box 762,

Toronto, Ontario

M5J 2T3

Attention: Chief Legal Officer

12.4.4 if to the UK Service Provider:

Brookfield Global Property Advisor Limited

Level 25, 1 Canada Square

London

E14 5AA

Attention: Secretary

12.4.5 if to the US Service Provider:

Brookfield Property Group LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York

10281-1023

Attention: Secretary

12.4.6 if to the US Service Provider II:

Brookfield Asset Management Private Institutional Capital Adviser US, LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York

10281-1023

Attention: Secretary

12.4.7 if to any new Service Provider appointed pursuant to Section 2.2, at the address listed in the joinder agreement executed by the new Service Provider or to such other addresses as a party may from time to time notify the others in accordance with this Section 12.4.

12.5 Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

12.6 Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Justin Beber
	Name: Title:	Justin Beber Chief Legal Officer

BROOKFIELD PROPERTY REIT INC.

By:	/s/ Stacie L. Herron
	Name: Title:	Stacie L. Herron Executive Vice President, General Counsel and Secretary

BPR OP, LP

By:	GGP REAL ESTATE HOLDING II, INC., its general partner

By:	/s/ Stacie L. Herron
	Name: Title:	Stacie L. Herron Executive Vice President, General Counsel and Secretary

BROOKFIELD GLOBAL PROPERTY ADVISOR LIMITED

By:	/s/ Philippa Elder
	Name: Title:	Philippa Elder Director

BROOKFIELD PROPERTY GROUP LLC

By:	/s/ Brett Fox
	Name: Title:	Brett Fox Managing Partner

[BPR Master Services Agreement]

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER US, LLC

By:	/s/ Brett Fox
Name: Brett Fox Title: Managing Partner

[BPR Master Services Agreement]

Schedule A

JOINDER TO MASTER SERVICES AGREEMENT

THIS JOINDER to the Master Services Agreement dated as of •, 2018 among Brookfield Asset Management Inc. (“Brookfield”), Brookfield Property REIT Inc., BPR OP, LP, the UK Service Provider, the US Service Provider and the US Service Provider II (the “Master Services Agreement”) is made and entered into as of this • day of •, by •, a [corporation/partnership/limited partnership] governed by the laws of • (the “New Service Provider”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Master Services Agreement.

RECITALS:

A. The Master Services Agreement provides that any Service Provider may, from time to time, appoint an Affiliate of Brookfield to act as a new Service Provider under that agreement;

B. The New Service Provider is an Affiliate of Brookfield; and

C. The • Service Provider wishes to appoint the New Service Provider to act as a new Service Provider under the Master Services Agreement and the New Service Provider wishes to accept such appointment.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Joinder and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Agreement to be Bound. The New Service Provider hereby agrees that upon execution of this Joinder, it shall become a party to the Master Services Agreement and acknowledges that it is fully bound by, and subject to, all of the covenants, representations, terms and conditions of the Service Providers under the Master Services Agreement.

2. Successors and Assigns. Any purported assignment of this Joinder in violation of section 12.2 of the Master Services Agreement will be null and void.

3. Enurement. This Joinder will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4. Notices. Notices and other communications to the New Service Provider will be addressed as follows:

•

5. Counterparts. This Joinder may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

6. Governing Law. This Joinder will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Joinder as of the day and year first above written.

[• SERVICE PROVIDER]

By:
Name:
Title:

[NEW SERVICE PROVIDER]

By:
Name:
Title:

[Joinder to Master Services Agreement]